UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2007

Alliance One International, Inc.
(Exact name of registrant as specified in its charter)

Virginia	001-13684	54-1746567
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(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8001 Aerial Center Parkway Morrisville, NC 27560-8417 (Address of principal executive offices)

(919) 379-4300 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Alliance One International, Inc.

ITEM 7.01	Regulation FD Disclosure

            Alliance One International, Inc. (the “Company”) expects that the additional $7.2 million contingency reserve for the fiscal quarter ended December 31, 2006 described under Item 8.01 below will negatively impact Earnings per Share for the three and nine months ended December 31, 2006 and the fiscal year ended March 31, 2007 by approximately $0.08 per share.  However, the Company believes that such reserve will not impact its Underlying Net Income for such periods, which measure excludes the impact of unusual transactions or events that are not reflective of its underlying operations and that are not expected to recur.

            The information contained in this report under this Item 7.01 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") or otherwise subject to the liability of that section, and shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation by reference language contained therein, except as shall be expressly set forth by specific reference in such filing.

            As previously reported, the Company has been in a dispute with German tax authorities regarding the taxable gain from the sale of its flower operations, Florimex, in September 1998.  The German authorities claimed that the values of the real estate located in Germany and transferred in that sale were greater than the values agreed with the buyer of the flower operation.  The Company challenged this finding with valuations that support the values used in the original filings.  During March 2005, the Company received an official rejection of its appeal from the tax administration officials in Germany and then applied to the Fiscal Tax Court as of April 1, 2005.  In December 2006, the Company presented its case to the Fiscal Tax Court.

ITEM 8.01	Other Events

            As previously reported, the Company has been in a dispute with German tax authorities regarding the taxable gain from the sale of its flower operations, Florimex, in September 1998.  The German authorities claimed that the values of the real estate located in Germany and transferred in that sale were greater than the values agreed with the buyer of the flower operation.  The Company challenged this finding with valuations that support the values used in the original filings.  During March 2005, the Company received an official rejection of its appeal from the tax administration officials in Germany and then applied to the Fiscal Tax Court as of April 1, 2005.  In December 2006, the Company presented its case to the Fiscal Tax Court.

            On January 2, 2007, the Company received notice of the decision rendered by the Fiscal Tax Court.  The Court decided in favor of the tax authorities and denied our request for appeal.  The Company believes it has grounds for appeal against this decision and is now preparing a complaint against the non-admission of such appeal and the appeal process generally.  The total tax and interest assessed by the German tax authorities was €7.6 million or $10.0 million as of December 31, 2006.  The Company has previously reserved $2.8 million against this contingent exposure, and will reserve an additional $7.2 million against this exposure during the quarter ended December 31, 2006.

            This filing contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Alliance One’s expectations and projections. Risks and uncertainties with respect to Alliance One’s results of operations include changes in the timing of anticipated shipments, changes in anticipated geographic product sourcing, political instability in sourcing locations, currency and interest rate fluctuations, shifts in the global supply and demand position for leaf tobacco products, and the impact of regulation and litigation on Alliance One’s customers. A further list and description of these risks, uncertainties and other factors can be found in the Company’s Annual Report for the year period ended March 31, 2006, and other filings with the Securities and Exchange Commission.

Alliance One International, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 8, 2007	Alliance One International, Inc.
(Registrant)

/s/ Thomas G. Reynolds
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Thomas G. Reynolds Vice President - Controller (Chief Accounting Officer)

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